Crude Oil Confirmed in Namibia Owambo Basin Soil Sample
Independent Lab Report Released

HOUSTON, TX -- Oct. 24, 2012 -- Duma Energy Corp. (OTCBB:DUMA) is pleased to announce that the results of Hydrocarb Energy Corporation's recent geologic field survey in the Owambo Basin confirms the presence of crude oil from a probable carbonate source according to a study performed by Weatherford Laboratories of Houston, TX.

Jeremy G. Driver, Chief Executive Officer of Duma Energy, stated, "We're very encouraged by the results of the Weatherford report. Carbonate basins of a similar age, which are found in North Africa, Siberia, and Oman, are known for prolific oil production." Duma Energy is a 39% working interest partner in Hydrocarb Energy Corporation's onshore Owambo Basin concession.

The independent analysis was performed on a soil sample from the vicinity of the Etosha Petroleum 5-1A well bore, the only well in the entire Owambo Basin to penetrate the top of the prospective carbonate section.

Pasquale Scaturro, Hydrocarb's President commented, "This positive news confirms our belief that a petroleum system is present in northern Namibia and that the Owambo Basin has the potential to develop into a major petroleum province."

Hydrocarb expects to release the full soil sample report along with the results of the recently completed reservoir and source rock field study shortly. Encouraged by the results of the first study, they are currently launching a second source rock study in the 5.3 million-acre Owambo Basin concession. It will be followed by an airborne high-resolution gravity and magnetic survey.

About Duma Energy Corp.

Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. Further information can be found on the Company's website at www.duma.com

About Hydrocarb Energy Corporation

Hydrocarb Energy is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. With headquarters in Houston, Texas we maintain offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information: www.hydrocarb.com

Investor Relations
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Tony Schor, 847-945-2222
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